Exhibit 99.1

Evolving Systems Reports Second Quarter 2021 Financial Results

ENGLEWOOD, Colorado – August 12, 2021 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its second quarter ended June 30, 2021.

2021 Second Quarter Highlights:

•	Second quarter revenue was $7.0 million and year to date revenues are $13.5 million
•	The Company has generated positive cash flow from operations and increased the cash and cash equivalents balance to $4.9 million
•	Second quarter operating profit was $0.4 million, net income of $1.0 million
•	Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the second quarter was positive $0.7 million

“We are pleased to announce that, despite the continuing global pandemic, we have once again been able to make a significant gain in our revenues and maintain our stretch of quarters with positive adjusted EBITDA. We continue to successfully manage our business through telework and to provide the same levels of performance and service that our clients have grown to expect from us. While it remains true that the impact of the pandemic on our ability to interact with our clients in the traditional modes of sales and business development means our expected growth has been somewhat slower than we targeted, we are nevertheless thrilled by the gains made this quarter and committed to continued success. As, we hope, the pandemic begins to abate and business conditions start to normalize, we believe our success in the past eighteen months has given us a strong platform on which to further grow our business,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

Second Quarter and Year-to-Date 2021 Results

Total revenue for the second quarter ended June 30, 2021 was $7.0 million, a $0.7 million increase from the three months ended June 30, 2020. The change was primarily related to revenues from existing client work on new projects and upgrades as well as new client projects. These were partially offset by less work with other clients as projects neared completion or services decreased from the corresponding period in 2020. Total revenue for the six months ended June 30, 2021 was $13.5 million or approximately a 6.7% increase from $12.6 million in the same period a year ago, predominantly related to the aforementioned reasons. Services revenues, which are mostly recurring in nature, were $13.3 million year-to-date, an increase year-over-year of $1.0 million, or 7.8% from $12.3 million during the comparable year-ago period. Services revenue, which includes revenues from the Company’s preference for managed services over perpetual licensing, comprised approximately 99% of total revenues for the six months ended June 30, 2021.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 68.8% and 65.4% for the quarters ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2021, the Company reported gross profit margins, excluding depreciation and amortization, of approximately 67.1% as compared to gross profit margins of approximately 65.7% for the six months ended June 30, 2020. This increase in gross margin was primarily related to the work on new projects and managed services accounts which provide a higher margin.

Total operating expenses were $4.5 million in the quarter ended June 30, 2021, an increase from total operating expenses of $3.8 million in the quarter ended June 30, 2020. The increase was primarily related to resource costs toward our product development as staff size increased. Increases in general and administrative costs were primarily related to higher professional and accounting fees as well as internal resource costs as compared to the prior year period. Total operating expenses were $8.8 million for the six months ended June 30, 2021. Total operating expenses were $8.2 million for the six months ended June 30, 2020. The increase of approximately $0.6 million was related to increases in resource costs in product development and general and administrative groups, increases in professional and accounting fees, and an increase in equity compensation costs, partially offset by a reduction in our resource costs on sales and marketing teams as well as decreases in travel and marketing costs due to the travel restrictions imposed during the global pandemic.

The Company reported operating profit of $0.4 million and net income of $1.0 million for the three months ended June 30, 2021, which included other income related to the forgiveness of the Paycheck Protection Program loan and a foreign research and development tax credit to be refunded in future years. Operating income was $0.3 million and net losses were less than $0.1 million for the three months ended June 30, 2020. The Company reported adjusted EBITDA of $0.7 million for the quarter ended June 30, 2021 compared to $0.6 million for the same period a year ago. Adjusted EBITDA for the six months ended June 30, 2021 was $1.1 million compared to an adjusted EBITDA of $0.8 million for the first six months in 2020.

Cash and cash equivalents as of June 30, 2021 were $4.9 million, an increase of 77.2% compared to $2.8 million as of December 31, 2020. At June 30, 2021 contract receivables, net of allowance for doubtful accounts, were $4.7 million, a decrease of 16.6% compared to $5.7 million as of December 31, 2020. Unbilled work-in-progress was $4.2 million at June 30, 2021, an increase of $0.8 million compared to December 31, 2020. Unearned revenue was $5.5 million at June 30, 2021, an increase of $1.8 million compared to December 31, 2020, related primarily to the collection of yearly support contracts and project billing in advance. Working capital as of June 30, 2021 increased to $5.6 million as compared to $5.5 million as of December 31, 2020. This change is primarily related to changes in accounts noted above.

Matthew Stecker concluded: “As the Company continues to generate positive cash flow from operations increasing our cash and cash equivalent balances from the end of 2020, we remain focused on developing innovative customer solutions and new growth opportunities. We continue engaging with existing clients, helping them to explore new ways of using our products and services to enhance their businesses, while we also find opportunities to work with new customers. We selectively seek new opportunities whether through potential accretive mergers, acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance to bring our shareholders long-term value.”

Conference Call

The Company will be conducting a conference call and webcast on Thursday, August 12, 2021 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. To access a live video webcast of the call, please click the ‘Investors’ tab on the Company’s website at https://www.evolving.com/investors and then click the ‘Q2/2021 earnings call’ icon on the left. A replay of the webcast will be accessible at that website through November 12, 2021.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net earnings per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted earnings per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from, as an alternative to, or superior to, the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) empowers Communications Service Providers (CSPs) to succeed in fast-changing, disruptive telecom environments. This is achieved through a combination of People, Processes, and Platforms and empowers CSPs to activate, engage, and retain their customers. Evolving Systems’ real-time digital engagement solutions and services are used by more than 90 service providers in over 60 countries worldwide. The Company’s portfolio includes CSP market-leading solutions and services for network provisioning and resource management, enhancing the digital sales and distribution channels, service activation, real-time analytics, customer value management and loyalty. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, the Company’s plans to develop new products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

EVOLVING SYSTEMS, INC.

 CONDENSED  CONSOLIDATED BALANCE SHEETS

 (in thousands)

 (unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,896	$2,763
Contract receivables	4,739	5,681
Unbilled work-in-progress	4,183	3,365
Prepaid and other current assets	1,550	1,828
Income taxes receivable	739	270
Total current assets	16,107	13,907
Property and equipment, net	510	532
Amortizable intangible assets, net	2,310	2,769
Operating leases	1,121	915
Long-term assets - other	257	-
Deferred income taxes	954	953
Total assets	$21,259	$19,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan - current	$-	$142
Accounts payable and accrued liabilities	4,642	4,305
Lease obligations — operating leases	332	294
Unearned revenue	5,540	3,713
Total current liabilities	10,514	8,454
Long-term liabilities:
Term loan, net	-	319
Lease obligations, net	782	613
Total liabilities	11,296	9,386

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,990	99,776
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,323)	(10,345)
Accumulated deficit	(78,463)	(78,500)
Total stockholders' equity	9,963	9,690
Total liabilities and stockholders' equity	$21,259	$19,076

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUE
License fees	$8	$97	$186	$304
Services	6,986	6,232	13,268	12,310
Total revenue	6,994	6,329	13,454	12,614

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,185	2,188	4,425	4,324
Sales and marketing	1,415	1,444	2,756	3,005
General and administrative	1,395	1,109	2,840	2,523
Product development	1,284	1,011	2,588	2,074
Depreciation	64	50	126	100
Amortization	240	233	478	468
Restructuring	61	-	61	-
Total costs of revenue and operating expenses	6,644	6,035	13,274	12,494

Income from operations	350	294	180	120

Other income (expense)
Interest income	3	1	4	3
Interest expense	-	(18)	(1)	(65)
Other income, net	578	16	287	19
Foreign currency exchange income (loss)	168	(36)	(212)	347
Other income (expense), net	749	(37)	78	304

Income from operations before income taxes	1,099	257	258	424
Income tax expense	146	305	221	504
Net income (loss)	$953	$(48)	$37	$(80)

Basic earnings (loss) per common share	$0.08	$(0.00)	$0.00	$(0.01)

Diluted earnings (loss) per common share	$0.08	$(0.00)	$0.00	$(0.01)

Weighted average basic shares outstanding	12,257	12,179	12,232	12,179
Weighted average diluted shares outstanding	12,258	12,179	12,258	12,179

EVOLVING SYSTEMS, INC.

 Reconciliation of GAAP to Non-GAAP Measures

 (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income (loss)	$953	$(48)	$37	$(80)
Depreciation	64	50	126	100
Amortization of intangible assets	240	233	478	468
Stock-based compensation expense	17	9	214	67
Restructuring	61	-	61	-
Goodwill impairment loss	—	—	—	—
Interest expense and other (benefit), net	(749)	37	(78)	(304)
Income tax expense	146	305	221	504
Adjusted EBITDA	$732	$586	$1,059	$755

Non-GAAP net (loss) income:
GAAP net income (loss)	$953	$(48)	$37	$(80)
Amortization of intangible assets	240	233	478	468
Stock-based compensation expense	17	9	214	67
Income tax adjustment for non-GAAP*	(42)	(40)	(121)	(90)
Non-GAAP net income (loss)	$1,168	$154	$608	$365

Diluted net income (loss) per share
GAAP	$0.08	$(0.00)	$0.00	$(0.01)
Non-GAAP	$0.10	$0.01	$0.05	$0.03
Shares used to compute diluted net (loss) income per share	12,258	12,179	12,258	12,179

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.